EXHIBIT 10.16

Summary of Pamela J. Ahrens 2016 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $295,000 for Pamela J. Ahrens, with a bonus target of one hundred percent (100%) of her base salary. Ms. Ahrens is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.